EXHIBIT 10.6
FINAL
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of August 14, 2007 (the “Effective Date”), by and between IPC Systems, Inc. (the “Employer”), Trader Acquisition Corp (“Trader”) and Lance Boxer (the “Employee”).
     WHEREAS, IPC Acquisition Corp., IPC Information Systems, LLC and the Employee previously entered into an Amended and Restated Employment Agreement, dated as of April 1, 2006 (the “Original Agreement”); and
     WHEREAS, IPC Information Systems, LLC, IPC Acquisition Corp., Trader and Employee previously amended the Original Agreement in an Amended and Restated Employment Agreement, dated as of September 28, 2006 (the “First Amended Agreement”); and
     WHEREAS, Employer is the successor in interest to IPC Information Systems, LLC and IPC Acquisition Corp.; and
     WHEREAS, the parties hereto wish to amend and restate the First Amended Agreement as of the date hereof;
     NOW THEREFORE, in consideration for the Employee’s continued employment with the Employer following the Closing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended and restated, effective immediately as of the Effective Date.
     1. Employment Term. Subject to the terms and conditions of this Agreement, unless earlier terminated pursuant to Section 6, the Employer hereby agrees to employ the Employee hereunder, and the Employee hereby agrees to be employed by the Employer hereunder, for the period commencing on April 1, 2006 and ending on September 30, 2012 (the “Employment Term”), with the period through and including September 30, 2010 being referred to as the “Initial Term”.
     2. Duties.
          (a) During the Initial Term, the Employee shall serve as the Chief Executive Officer of the Employer, and in such capacity shall use his best energies and abilities in the performance of such duties, services and responsibilities customarily associated with such position as determined from time to time by the Board of Directors of Trader (the “Board”) and such other duties as reasonably requested by the Board. In performing such duties, services and responsibilities, the Employee will report directly to the Board.
          (b) During the Initial Term, the Employee shall devote his full business time, attention and best efforts to the performance of his duties hereunder; provided, however, that the Employee shall be permitted to continue to serve on up to two civic, religious, educational or charitable boards or committees, so long as the Board determines that such activities do not interfere with the performance of the Employee’s duties hereunder.
          (c) During the Initial Term, the Employee shall serve as a member of the Board. Upon a termination of the Employee’s employment with the Employer for any reason, the Employee shall be deemed to have resigned from all positions with the Board without any further action required by the parties hereto.
          (d) During the portion of the Employment Term that is subsequent to the Initial Term, the Employee shall be employed by the Employer, and the Employee agrees to be so employed, in a non-officer capacity, in such position and with such responsibilities and authority as the Employer and the Employee shall mutually agree, it being understood that it is the expectation of the Employer that the Employee’s services during such period will be at an annual rate that is at least equal to 20% of the services rendered, on average, during the Initial Term, and at an annual rate of base salary that is at least equal to 20% of the average annual base salary earned by the Employee during the 2007, 2008 and 2009 calendar years.
     3. Compensation. In full consideration of the performance by the Employee of the Employee’s obligations during the Employment Term (including any service as a member of the Board and in any position with any affiliate of the Employer or otherwise on behalf of the Employer), the Employee shall be compensated as follows:
          (a) Base Salary. During the Initial Term, the Employee shall receive a base salary (the “Base Salary”) at an annual rate of $376,500, increasing to $425,000 for the portion of the Initial Term beginning on the Effective Date, payable in accordance with the normal payroll practices of the Employer in effect from time to time. During the portion of the Initial Term following the Effective Date, the Base Salary shall be subject to annual increase (but not decrease) as determined in the sole discretion of the Board. Following the Initial Term, during the Employment Term, the Base Salary shall be such amount as shall be mutually agreed to by the Employer and the Employee, which may be a reduced amount as contemplated by Section 2(d).
          (b) Annual Target Bonus. For each fiscal year of the Employer in effect during the Initial Term, the Employee shall be eligible to receive a cash bonus of up to 100% of his Base Salary (the “Target Bonus”) upon the attainment of performance goals set in advance by mutual agreement between the Board (or compensation committee of the Board, if applicable) and the Employee. Any such bonus shall be pro-rated for any partial fiscal year during the Initial Term. All such bonuses shall be paid after the completion of the Employer’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally, but in any event within two and one-half (2.5) months after the end of the applicable fiscal year.
          (c) The Employee shall be solely responsible for federal, state and local taxes imposed on the Employee by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to all applicable withholding taxes.

     4. Benefits.
          (a) During the Employment Term, the Employee shall be entitled to participate in the employee benefit plans, policies, programs and arrangements, as may be amended from time to time, that are provided generally to senior executives of the Employer to the extent the Employee meets the eligibility requirements for any such plan, policy, program or arrangement.
          (b) In addition to the benefits described above, during the Employment Term, the Employer shall reimburse the Employee for the premium rate on the Employee’s $2 million term life insurance policy, up to an annual amount equal to the annual premium rate as in effect on June 19, 2003.
          (c) In addition, the Employee may, following any termination of the Employee’s employment hereunder, elect to continue participating in the Employer’s group medical plan in which the Employee was participating at the time of such termination of employment for a period of up to 5 years following the date that the Employee ceases to serve in the position of Chief Executive Officer of the Employer (or the Employee’s earlier eligibility for Medicare or earlier eligibility for another employer’s group medical plan), on the same basis as active employees of the Employer, subject to the terms and conditions of such Employer’s group medical plan as in effect from time to time (including timely payment of the employee share of the premiums), and provided that such coverage can be offered to the Employee under the policy as a specifically covered former employee (or its equivalent).
          (d) Employer and Trader agree that promptly following the Effective Date (i) Employee shall receive additional options to acquire 150,000 shares of Trader common stock at an exercise price equal to the fair market value of the Trader common stock on the date of grant (which is expected to be $5.35 per share) under the terms of the 2006 Trader Acquisition Corp Stock Incentive Plan and (ii) the Board shall authorize the grant of options to acquire 500,000 shares of Trader common stock at an exercise price equal to the fair market value of the Trader common stock on the date of grant (which is expected to be $5.35 per share) under the terms of the 2006 Trader Acquisition Corp Stock Incentive Plan, which options shall be issued to persons and in amounts designated by Employee to the Board, in his sole and absolute discretion.
     5. Vacations. During the Initial Term, the Employee shall be entitled to four weeks of paid vacation per each full calendar year. Such vacation time shall be provided in accordance with the Employer’s policies with respect to carry over of vacation days.
     6. Termination of the Employment Term. The Employment Term shall terminate upon the earliest of:
          (a) The expiration date of the Employment Term specified in Section 1 of this Agreement;
          (b) The death of the Employee;
          (c) The Disability of the Employee;

          (d) The termination of the Employee’s employment by the Employer for Cause or without Cause (and, in the case of a termination without Cause, following thirty (30) days prior written notice to the Employee); and
          (e) The termination of the Employee’s employment by the Employee with Good Reason or without Good Reason (in either case following thirty (30) days prior written notice to the Board).
     Notwithstanding any other provision of this Agreement, the provisions of Section 6 and Section 7 shall exclusively govern the Employee’s rights upon termination of employment with the Employer and its affiliates.
     For purposes of this Agreement, the term “Cause” means the Employee’s (i) continued intentional failure or refusal to perform reasonably assigned duties, (ii) material and willful misconduct or material gross negligence in the performance of the Employee’s duties, (iii) involvement in a transaction in connection with the performance of the Employee’s duties to the Employer or any of its affiliates which transaction is materially adverse to the interests of the Employer or any of its affiliates and which is engaged in for personal profit, (iv) material and willful violation of any law, rule or regulation in connection with the performance of the Employee’s duties (other than traffic violations or similar offenses), (v) conviction or plea of no contest to any felony or other crime involving moral turpitude, or (vi) breach of the Employee’s covenants contained in Section 8 of this Agreement. A termination for Cause determination may only be made by a majority of the Board at a properly noticed meeting after the Employee has been given a reasonable opportunity to be heard. If the Cause is reasonably curable, the Employer must provide the Employee with explicit written notice of the Cause for termination and provide the Employee a reasonable time within which to cure such Cause.
     For purposes of this Agreement, the term “Disability” shall mean the Employee’s becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform the Employee’s duties to the Employer and its affiliates.
     For purposes of this Agreement, the term “Good Reason” means any of the following, in each case without the Employee’s consent: (i) a materially adverse reduction in the Employee’s title, duties and responsibilities either (x) during the Initial Term, or (y) with respect to the 12 month period that following the Initial Term, in relation to the titles, duties and responsibilities that are in effect on the first day of such Initial Term; (ii) a reduction by the Employer in the Employee’s Base Salary or annual target cash bonus opportunity, in each case during the Initial Term; (iii) the relocation by the Employer of the principal worksite of the Employee to a location more than fifty (50) miles from such worksite during the Initial Term, except for required travel on the business of the Employer, or (iv) a material breach by the Employer of this Agreement during the Initial Term. If the Good Reason is reasonably curable, the Employee must provide the Employer a reasonable time within which to cure such Good Reason.

     7. Termination Payments.
          (a) Subject only to Section 7(b), upon termination of the Employee’s employment during the Employment Term, the sole obligation of the Employer to make any cash payment to the Employee shall be to pay the Employee (i) any portion of the Base Salary (at the rate in effect at the time of such termination) and annual bonus which has been earned but unpaid as of the date of the Employee’s termination of employment with the Employer (the “Termination Date”), (ii) reimbursement of reasonable and necessary business expenses incurred by the Employee in connection with the Employee’s employment on behalf of the Employer on or prior to the Termination Date but not previously paid to the Employee, and (iii) such employee benefits (including the continued medical coverage described in Section 4(c)), if any, as to which the Employee may be entitled under the employee benefit plans of the Employer (collectively, the “Accrued Compensation”).
          (b) If the employment of the Employee is terminated during the Employment Term by the Employer pursuant to Section 6(d) without Cause, or by the Employee with Good Reason, the sole obligation of the Employer to make any cash payment to the Employee, other than the payment of the Accrued Compensation, shall be to pay the Employee an amount of severance pay equal to the sum of (x) 18 months’ Base Salary (at the rate in effect at the time of such termination) and (y) if such termination occurs during the Initial Term, a Target Bonus (i.e., 12 months’ Base Salary), each as in effect as of the Termination Date. Such severance pay shall be paid in 18 substantially equal monthly installments commencing within 30 days of the Termination Date (subject to six months’ delay as and if required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that in the event the Employee breaches any of the covenants set forth in Section 8 hereof following the Termination Date, all severance payments shall cease and the Employer shall have no further obligations under this Section 7(b). The obligation of the Employer to pay the severance pay pursuant to this Section 7(b) shall be conditioned on the Employee’s execution of a general release in form reasonably satisfactory to the Employer.
     8. Employee Covenants.
          (a) Unauthorized Disclosure. The Employee agrees and understands that in the Employee’s position with the Employer and its affiliates, the Employee has been and will be exposed to and has and will receive information relating to the confidential affairs of the Employer and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Employer and its affiliates and other forms of information considered by the Employer and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Employee agrees that at all times during the Employee’s employment with the Employer and thereafter, the Employee shall not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Employer. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employee’s employment with the Employer, the Employee shall promptly supply to the Employer all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employee’s employment with the Employer, and any copies thereof in his (or capable of being reduced to his) possession.
          (b) Non-Competition. By and in consideration of the Employer’s entering into this Agreement and the payments to be made and benefits to be provided by the Employer hereunder, and in further consideration of the Employee’s exposure to the Confidential Information of the Employer and its affiliates, the Employee agrees that the Employee shall not, during the Employee’s employment with the Employer and thereafter during the 24-month period following the Termination Date, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of 1% or less of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934. as amended, standing alone, be prohibited by this Section 8(b). For purposes of this paragraph, “Restricted Enterprise” shall mean any person, corporation, partnership or other entity that is engaged, directly or indirectly, in (i) the design, sale, manufacture, installation, servicing, consultation and other professional services and applications of Turret Systems (as defined below); (ii) the design, sale, provisioning, installation or servicing of telecommunications services for trading floors; (iii) managed services in connection with trading organizations as provided by the Employer during the Employee’s employment with the Employer, or (iv) the design, sale, manufacture, installation, servicing, consultation and other professional services and applications of radio consoles and computer-aided dispatch software for use in Command & Control communications, in each case in the United States or in any other geographic location where the Employer or any of its affiliates does business. For purposes of this paragraph, the term “Turret Systems” shall mean telecommunications equipment and software to enable communications (including voice, video and data) primarily among traders, counterparties and associated support personnel, but also among personnel involved in Command & Control communications. For purposes of this paragraph, the term “Command & Control” shall include communications in the following four segments: (i) public safety, (ii) federal, state and local government, (iii) power, energy and utilities and (iv) transportation. During the 24-month period following the Termination Date, upon request of the Employer, the Employee shall notify the Employer of the Employee’s then-current employment status.
          (c) Non-solicitation. During the Employee’s employment with the Employer and thereafter during the 24-month period following the Termination Date, the Employee shall not (x) contact, induce or solicit (or assist any person to contact, induce or solicit) any person which has a business relationship with the Employer or of any of its affiliates to terminate, curtail or otherwise limit such business relationship, or (y) contact, induce or solicit (or assist any person to contact, induce or solicit) for employment any person who is, or within six months prior to the date of such action was, an employee of the Employer or any of its affiliates. The provisions of this Section 8(c) shall not prevent the Employee from soliciting for employment any individual who served him directly in the role of secretary and/or assistant during his employment with the Employer. In addition, the provisions of this Section 8(c) shall not prevent the Employee from utilizing business contacts and information in his possession before his employment with the Employer, so long as such utilization does not violate Section 8(b) hereof or the first sentence of Section 8(c) hereof.
          (d) Remedies. The Employee agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Employer for which the Employer would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Employer shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Employer may be entitled at law or in equity. The terms of this paragraph shall not prevent the Employer from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Employee. The Employee and the Employer further agree that the provisions of the covenants contained in this Section 8 are reasonable and necessary to protect the businesses of the Employer and its affiliates because of the Employee’s access to Confidential Information and his material participation in the operation of such businesses. Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 8 is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
     The existence of any claim or cause of action by the Employee against the Employer or any of its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants contained in this Section 8; provided, however, that this sentence shall not apply to any claim or cause of action by the Employee for any payment or benefit which is required to be paid or provided to him if the payment or provision thereof is not the subject of a good faith dispute between the Employer and the Employee.
     9. Proprietary Rights. The Employee shall disclose promptly to the Employer any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Employee’s employment with the Employer and related to the business or activities of the Employer and its affiliates, and he assigns all of his interest therein to the Employer or its nominee. Whenever requested to do so by the Employer, the Employee shall execute any and all applications, assignments or other instruments which the Employer shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Employer and its affiliates therein. These obligations shall continue beyond the end of the Employee’s employment with the Employer with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Employee while employed by the Employer relating to the Employer’s business, and shall be binding upon the Employee’s employers, assigns, executors, administrators and other legal representatives.
     10. Employee Representations. The Employee represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.
     11. Indemnification. During the Employee’s employment and thereafter, the Employer agrees to indemnify, including, without limitation, advancement of all costs and fees, the Employee from and against any liability and expenses arising by reason of the Employee’s acting as an officer or director of the Employer or any of its subsidiaries, in accordance with and to the fullest extent permitted by law. During the Employment Term, the Employer shall maintain commercially reasonable Directors and Officers liability insurance, under which the Employee will be a covered person. Such liability insurance shall have such terms and policy limits of coverage as are determined appropriate by the Board.
     12. Gross-Up.
          (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise, by the Employer, any of its affiliates, or one or more trusts established by the Employer for the benefit of its employees, to or for the benefit of the Employee (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Employee shall be entitled to receive an additional payment or payments (each, a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 12(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to the Employee without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to the Employee and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. Notwithstanding the foregoing, the parties will work together in good faith, prior to the payment of any Payments that could be subject to an Excise Tax, to take reasonable actions to avoid the imposition any Excise Tax on the Employee, including by seeking shareholder approval in a manner intended to comply with the shareholder approval exception under Code Section 280G(b)(5) (and, to the extent necessary, to secure from the Employee a waiver of the Employee’s rights to some or all of the Payments so that all remaining Payments will be deductible “parachute payments” under Section 280G of the Code).

          (b) All determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Employee within ten business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer; provided that for purposes of determining the amount of any Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Employee’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Employer to the Employee (or to the appropriate taxing authority on the Employee’s behalf) when the associated Excise Tax is due. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall so indicate to the Employee in writing. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Employee was lower than the amount actually due (“Underpayment”). In the event that the Employer exhausts its remedies pursuant to Section 12(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee.
          (c) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty-day period following the date on which the Employee gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall (i) give the Employer any information reasonably requested by the Employer relating to such claim, (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer, (iii) cooperate with the Employer in good faith in order to effectively contest such claim and (iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, further, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall (to the extent permitted by applicable law) advance the amount of such payment to the Employee, and the Employee shall use such amount received to pay such claim, and indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Employee is required to extend the statute of limitations to enable the Employer to contest such claim, the Employee may limit this extension solely to such contested amount. The Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Employee of an amount paid or advanced by the Employer pursuant to this Section 12, the Employee becomes entitled to receive any refund with respect to a Gross-Up Payment, the Employee shall (subject to the Employer’s complying with the requirements of Section 12(c)) promptly pay to the Employer the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 12(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
     13. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s termination of employment with the Employer the Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s termination of employment with the Employer (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Employer shall consult with the Employee in good faith regarding the implementation of the provisions of this Section 12(g); provided that neither the Employer nor any of its employees or representatives shall have any liability to the Employee with respect thereto.
     14. Non-Waiver of Rights: Disputes.
          (a) The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
          (b) No dispute relating to or arising under this Agreement shall be subject to mediation or arbitration, and, if such dispute is subject to a trial, such trial shall be a jury trial.
     15. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested.
     16. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place, unless such assumption occurs automatically by operation of law.
     17. Attorneys’ Fees. The Employer shall reimburse the Employee’s reasonable attorneys’ fees incurred in connection with the negotiation of this Amended and Restated Employment Agreement, up to an aggregate amount of $10,000.
     18. Entire Agreement: Modification. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all prior agreements, negotiations and/or representations, written or oral, between them as to such subject matter, including the Original Agreement and the First Amended Agreement. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the parties.
     19. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

     20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.
     21. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, effective as of the Effective Date.

Trader Acquisition Corp

By:	/s/ Greg Mondre

Name:	Greg Mondre

Its:	Director

IPC Systems, Inc.

By:	/s/ Greg Mondre

Name:	Greg Mondre

Its:	Director

/s/ Lance Boxer

Lance Boxer